Board of Directors First American Scientific Corp. Delta, BC Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-138310) of First American Scientific Corp. of our report to the Board of Directors dated October 30, 2008, with respect to the financial statements of First American Scientific Corp. as of June 30, 2008 and 2007 and the years then ended, which report appears in the June 30, 2008 annual report on Form 10-K filed with the Securities and Exchange Commission.

WILLIAMS & WEBSTER, P.S. Williams & Webster, P.S. Certified Public Accountants Spokane, Washington October 30, 2008